Exhibit 99.1

Contact: Chris Hughes
631-231-0333

400 Oser Ave
Hauppauge, NY 11788

TSR, Inc. Receives Offer from Stockholder to Buy All Outstanding Shares

Hauppauge, NY (November 21, 2018)-- TSR, Inc. (Nasdaq: TSRI), a provider of computer programming consulting services (“TSR” or the “Company”), announced today that its Board of Directors (the “Board”) received a letter from Robert Fitzgerald, president of stockholder QAR Industries, Inc. (“QAR”), dated November 14, 2018, containing a non-binding offer to acquire all of the common stock of the Company not already owned by QAR for $6.25 per share. A term sheet for the potential acquisition of TSR was attached to the offer letter. Based on Amendment No. 2 to QAR’s Schedule 13D, filed on November 20, 2018, Mr. Fitzgerald and QAR (together, the “QAR Entities”) own a total of 139,869 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), which represents approximately 7.1% of the Company’s issued and outstanding Common Stock.

On November 16, 2018, the Company sent a letter to QAR acknowledging that it received the QAR letter on November 16, 2018 and informing QAR that it had forwarded the letter to the Special Committee of the Board of Directors (the “Special Committee”) for its consideration. As previously disclosed, the Board established the Special Committee to consider various strategic alternatives to maximize stockholder value.

On November 19, 2018, the Special Committee sent a letter to QAR informing QAR that (i) the Special Committee and the full Board were carefully evaluating the offer in good faith but that it would not be possible for the directors to complete their evaluation and respond to the offer by the November 19, 2018 deadline imposed in the offer; and (ii) the directors seek to satisfy their fiduciary responsibilities to the stockholders of TSR by considering and evaluating the offer against other strategic alternatives and will respond to the offer as expeditiously as possible.

The Board cautions the Company’s stockholders and others considering trading in its securities that the Board just received the non-binding offer letter from Mr. Fitzgerald and no decisions have been made with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made by Mr. Fitzgerald or any other person, that any definitive agreement will be executed relating to the proposed transaction, or that the proposed transaction or any other transaction will be approved or consummated.

Forward-Looking Statements

Certain statements in this press release which are not historical facts may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipate,” “believe,” “demonstrate,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “should,” and “will,” and similar expressions identify forward-looking statements. Such forward-looking statements are based upon the Company’s current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. Specifically, forward-looking statements in this document may include, but are not limited to, the statements regarding the directors’ evaluation of the offer letter.

These and other forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual events to differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, the factors and matters described in the Company’s filings with the SEC, including, but not limited to, the Company’s most recent Form 10-K, Forms 10-Q and Forms 8-K, which are available at www.sec.gov. The forward-looking statements included in this press release are made only as of the date of this press release and we do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.